UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2024 (December 20, 2024)

Strawberry Fields REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-41628	84-2336054
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6101 Nimtz Parkway

South Bend, Indiana 46628

(Address of Principal Executive Office) (Zip Code)

(574) 807-0800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	STRW	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K filed by Strawberry Fields REIT, Inc. (the “Company”) includes information that may constitute forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Forward-looking statements include, without limitation, statements relating to projected industry growth rates, the Company’s current growth rates and the Company’s present and future cash flow position. A variety of factors could cause actual events and results, as well as the Company’s expectations, to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2024, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”), with Bonner Springs Realco, LLC, Clearwater SNF Realco, LLC, Clearwater AL Realco, LLC, Fountainview Realco, LLC, Legacy on 10th Realco, LLC, 1600 South Woodlawn Realty, LLC, (collectively, the “Sellers”) with respect to the purchase of six healthcare Facilities located in Kansas (the “Facilities”). The Sellers are not affiliates of the Company. The Company will assign the right to acquire the Facilities to newly organized indirect subsidiaries of the Strawberry Fields Realty, LP, the Company’s operating partnership.

The purchase price for the Facilities is $24,000,000, payable at the closing. The Company will make a deposit of $750,000 under the Purchase Agreement, which will be applied to pay a portion of the purchase price at the closing. The Company plans to pay the balance of the purchase price utilizing the Company’s current working capital.

The Facilities will be leased under a new 10-year master lease agreement to a group of third-party tenants. Under the master lease, (i) the tenants will be on a triple net basis (ii) the tenants have 2 five-year options to extend the lease. The tenants operate the Facilities as five skilled nursing facilities and one assisted living facility.

The six facilities are comprised of five skilled nursing facilities and one assisted living facility with 354 licensed beds.

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The material terms of the Purchase Agreement include: (i) a deposit of $750,000 made at the signing of the Purchase Agreement, which is non-refundable except as otherwise specifically provided in the Purchase Agreement; (ii) a due diligence period through February 3, 2025; (iii) a closing date that is 60 days following the expiration of the due diligence period; (iv) the right of the Company to terminate the Purchase Agreement in the event that the Company’s due diligence investigation uncovers items that the Company deems material to cancel the transaction, in which event, the deposit will be returned to the Company; (v) as a condition precedent to the Company’s obligation to close, Sellers’ performance of and satisfaction of covenants, representations and warranties, title commitments and other obligations detailed in the Purchase Agreement; (vi) as a condition precedent to Sellers’ obligation to close, the Company’s performance of and satisfaction of covenants and representations and warranties as detailed in the Purchase Agreement; (vii) as the Company’s sole and exclusive remedy in the event of Sellers’ material breach of failure to perform any of its covenants under the Purchase Agreement, the Company’s right to either file an action for specific performance of Sellers’ obligation to perform under the Purchase Agreement or to declare the Purchase Agreement terminated and have the deposit returned to the Company; (viii) as Sellers’ sole and exclusive remedy in the event of the Company’s material breach or failure to perform any of its covenants under the Purchase Agreement, Sellers’ right to terminate the Purchase Agreement in its entirety and retain the deposit as liquidated damages; and (ix) the Company’s agreement that the Facilities are being purchased “as-is”, except for the limited representations and covenants of the Sellers under the Purchase Agreement.

The Company anticipates closing the acquisition before year-end; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of these Facilities is subject to substantial conditions to closing.

Item 8.01 Other Events.

On December 23, 2024, the Company issued a press release announcing its entry into the Purchase Agreement, as discussed above. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Purchase and Sale Agreement dated December 20, 2024 by and among the Company and the Sellers named therein
99.1	Press Release dated December 23, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Strawberry Fields REIT, Inc.

Dated: December 23, 2024	By:	/s/ Moishe Gubin
Moishe Gubin
Chief Executive Officer and Chairman

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